Exhibit 99.1

iBasis Reports Results for Second Quarter 2003; Company Achieves
Positive Cash Flow from Operations and Reduces Debt by $6 Million

    BURLINGTON, Mass.--(BUSINESS WIRE)--Aug. 6, 2003--iBasis, Inc. (OTCBB: IBAS), the leader in Internet-based voice communications, today announced results for the second quarter ended June 30, 2003. Unless otherwise noted, all financial and other information in this release excludes discontinued operations, which have been reported separately.
    Second quarter revenue was $39.1 million, compared to revenue of $41.9 million in the second quarter of 2002. Net loss from continuing operations for the second quarter 2003 was $5.5 million, or $0.12 per share, based on 44.7 million weighted average shares outstanding. This net loss compares to a second quarter 2002 net loss from continuing operations of $19.7 million, or $0.44 per share, based on 45.2 million weighted average shares outstanding.

    Highlights of the second quarter include:

    --  Positive cash flow from operations;

    --  Quarterly reduction in cash of only $2.9 million;

    -- Operating expenses of $8.2 million in Q2 2003; consistent with Q1 and down 28% from $11.4 million (excluding bad debt expense) in Q2 2002;

    -- Reduction of debt by approximately $6.1 million through exchanges of $12.2 million of convertible bond debt for senior secured notes in the amount of $6.1 million

    "We are pleased to have achieved positive cash flow from operations this quarter," said Ofer Gneezy, president and CEO of iBasis. "We also managed our working capital and operating expenses well and conserved cash during the quarter.
    "The lengthy delay in implementing the restructuring of the China telecommunications industry, which was announced a year ago, was a significant factor in the weakness we experienced in our China business during the quarter. Now that it is finally in place, we believe the restructuring presents excellent new business opportunities for us in China.
    "We continued to grow our global footprint, adding more than 10 countries during the quarter, and bringing the total number of points of presence on the iBasis Network to approximately 860. This incremental increase in our footprint, and our new international prepaid calling service position us well for the second half of 2003."

    New International Prepaid Calling Card Service

    At the end of the quarter iBasis launched an international prepaid calling card service for major calling card distributors. "We have been providing hosted prepaid billing services and wholesale international call completion to calling card service providers for some time," said Gneezy. "We are now delivering consumer services through distribution and participating more directly in the $4 billion U.S. retail prepaid market in which typically margins are higher and cash flow is stronger. The first product of this new service, the Bravo! card, reached retail outlets in major U.S. markets in July."

    Key Indicators

    Minutes of use on The iBasis Network(TM) in the second quarter rose to 854 million minutes, a 38% increase over the 620 million minutes carried in the second quarter 2002, and an 8% sequential increase over the 792 million minutes in the first quarter 2003. Average revenue per minute was 4.6 cents per minute in the second quarter 2003, compared to 5.3 cents per minute in the first quarter 2003.

    Operational Milestones

    In the second quarter 2003, overseas-originated calls accounted for 40% of wholesale revenue and 41% of wholesale traffic, compared to 50% of wholesale revenue and 43% of wholesale traffic in the first quarter 2003. Tier One carrier customers generated approximately 61% of revenue in the second quarter 2003, compared to 62% of revenue in the first quarter 2003.
    During the quarter, iBasis continued to expand its customer base, with major service providers from every region connecting to The iBasis Network. Customers announced in the second quarter included Rostelecom, the national long distance carrier of Russia; Albacom, the leading competitive carrier in Italy; and 3U Telecom, a leading retail carrier operating in the U.S., Germany, France, Italy, Switzerland, Austria, and the Netherlands. iBasis finished the quarter with 209 customers.

    Financial Highlights

    Gross margin declined to 14.7% of revenue or $5.7 million during the second quarter 2003, compared with 16.5% or $6.9 million in the first quarter 2003, and 10.1% or $4.2 million in the second quarter of 2002.
    The decrease in cash during the quarter was $2.9 million, consisting of $0.4 million of cash generated from operating activities offset primarily by $1.5 million in principal repayments on capital leases, and $1.6 million of capital expenditures. The company ended the second quarter with $21.2 million in cash.

    Debt Reduction

    During the second quarter, iBasis retired $12.2 million of the company's 5.75% Convertible Subordinated Notes in exchange for a new senior secured debt instrument at 50% of the face value of the retired notes and warrants to purchase shares of iBasis common stock. These transactions resulted in a gain of $3.7 million that is included in results from continuing operations in Q2 2003, in accordance with recent changes in accounting rules.
    Since early in Q4 2001, the company has reduced its debt by more than $137 million through repurchases of convertible notes and vendor lease debt and through note exchanges. The outstanding face amount on the company's 5.75% Convertible Subordinated Notes is $38.2 million, down from the original face amount of $150 million. In addition the company has $25 million in senior secured debt.

    Guidance

    The following statements are forward-looking and actual results may differ materially due to factors noted below, among others. The information provided in this financial outlook is as of August 6, 2003, and supersedes all previous guidance.
    The company is maintaining previous guidance. The company believes it will achieve positive cash flow and net income in mid-2004.

    About iBasis

    Founded in 1996, iBasis (OTCBB: IBAS) is a leading provider of wholesale international telecommunications services. The company was named by service providers for two consecutive years as the best international wholesale carrier in Atlantic-ACM's annual International Wholesale Carrier Report Card(1). iBasis is a preferred provider for many of the largest carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, MCI, Rostelecom, Sprint, Telefonica, Telenor, and Telstra. iBasis has carried more than six billion minutes of international voice traffic over its global Cisco Powered Network(TM), and is one of the ten largest carriers of international voice traffic in the world(2). Based on its revenue growth from 1997 through 2001, iBasis was ranked the #8 fastest-growing technology company in North America and the #1 fastest-growing technology company in New England in the Technology Fast 500 national program sponsored by Deloitte & Touche. The company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    Assured Quality Routing, ConnectPoint, and iBasis are registered marks, The iBasis Network, Internet Central Office, Internet Branch Office, and IP CallCard are trademarks of iBasis, Inc. Cisco and Cisco Powered Network are registered trademarks of Cisco Systems, Inc. All other trademarks are the property of their respective owners.

    Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to the company's current expectations regarding revenue growth, sources of revenue, margin improvement and future capital expenditures constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of the company's services and the timing and amount of revenue generated by these services; (ii) fluctuations in the market for and pricing of these services; and (iii) the other considerations described as "Risk Factors" in iBasis' most recent Forms 10-K and 10-Q, and the company's other SEC filings. We have no current intention to update any forward-looking statements.

    (1)Atlantic-ACM International Wholesale Carrier Report Card 2003 - February 2003
    (2)Telegeography 2003 data compared with iBasis 2002 actual traffic volume.



                             iBasis, Inc.
                      Consolidated Balance Sheets

                                            June 30,    December 31,
                                              2003          2002
                                          ------------- -------------

                 Assets
Cash and cash equivalents                  $21,214,204   $32,316,609
Accounts receivable, net                    16,478,521    20,853,573
Prepaid expenses and other current assets    5,037,000     5,374,390
Property and equipment, net                 22,318,435    32,357,491
Deferred debt financing costs, net             461,041     1,381,927
Long term investment in non-marketable
 security                                    5,000,000     5,000,000
Other assets                                 1,187,287     1,240,321
                                          ------------- -------------

   Total assets                            $71,696,488   $98,524,311
                                          ============= =============

  Liabilities and Stockholders' Deficit
Accounts payable                            12,833,334   $13,142,280
Accrued expenses                            18,045,367    18,147,455
Current portion of long-term debt            3,703,146     5,348,852
Long term debt, net of current portion      66,461,155    93,589,694
Other long term liabilities                  4,662,231     2,268,455
                                          ------------- -------------
   Total liabilities                       105,705,233   132,496,736

Stockholders' deficit:
  Common stock                                  45,792        45,785
  Preferred stock                                   --            --
  Treasury stock; 1,135,113 shares at
   cost                                       (340,534)     (340,534)
  Additional paid-in capital               370,306,173   368,927,164
  Deferred compensation                        (28,585)      (85,756)
  Accumulated deficit                     (403,991,591) (402,519,084)
                                          ------------- -------------
   Total stockholders' deficit             (34,008,745)  (33,972,425)
                                          ------------- -------------

   Total liabilities and stockholders'
    deficit                                $71,696,488   $98,524,311
                                          ============= =============

                             iBasis, Inc.
                 Consolidated Statements of Operations

                                         Three Months Ended June 30,
                                         ----------------------------
                                             2003            2002
                                         ------------   -------------
Net revenue                              $39,118,853     $41,922,786
Costs and operating expenses:
Data communications and
 telecommunications                       33,370,114      37,698,117
Research and development                   3,441,756       4,039,963
Selling and marketing                      1,902,590       3,275,471
General and administrative                 2,820,011      11,804,658
Depreciation and amortization              5,748,916       9,319,064
Non-cash stock-based compensation             28,584         334,266
Loss on sale of messaging business                --         317,625
Restructuring costs                               --       4,361,697
                                         ------------   -------------
   Total cost and operating expenses      47,311,971      71,150,861

Loss from operations                      (8,193,118)    (29,228,075)
Interest income                               41,413         330,259
Interest expense                            (971,264)     (3,626,724)
Gains on bond repurchases and exchanges    3,715,595      12,960,120
Other expenses, net                          (97,500)        (90,450)
                                         ------------   -------------
Loss from continuing operations           (5,504,874)    (19,654,870)
Loss from discontinued operations                 --     (61,531,424)
                                         ------------   -------------
Net loss applicable to common
 stockholders                            $(5,504,874)   $(81,186,294)
                                         ============   =============

Basic and diluted net loss per share:
  Loss from continuing operations        $     (0.12)    $     (0.44)
  Loss from discontinued operations               --           (1.36)
                                         ------------   -------------

   Basic and diluted net loss per share       $(0.12)         $(1.80)
                                         ============   =============

Weighted average common shares
 outstanding                              44,651,567      45,225,198
                                         ============   =============

                             iBasis, Inc.
                 Consolidated Statements of Operations

                                           Six Months Ended June 30,
                                           --------------------------
                                               2003          2002
                                           ------------ -------------
Net revenue                                $80,960,120   $83,648,996
Costs and operating expenses:
Data communications and telecommunications  68,296,734    73,286,078
Research and development                     7,124,537     9,515,657
Selling and marketing                        3,896,357     6,864,148
General and administrative                   5,329,266    17,338,792
Depreciation and amortization               11,862,158    19,227,038
Non-cash stock-based compensation               57,171       668,531
Loss on sale of messaging business                  --     2,498,165
Restructuring costs                                 --     4,361,697
                                           ------------ -------------
   Total cost and operating expenses        96,566,223   133,760,106

Loss from operations                       (15,606,103)  (50,111,110)
Interest income                                111,564       690,830
Interest expense                            (2,398,355)   (7,529,748)
Gains on bond repurchases and exchanges     16,615,384    23,354,551
Other expenses, net                           (195,000)     (183,560)
                                           ------------ -------------
Loss from continuing operations             (1,472,510)  (33,779,037)
Loss from discontinued operations                   --   (65,369,936)
                                           ------------ -------------

Net loss applicable to common
 stockholders                              $(1,472,510) $(99,148,973)
                                          ============= =============

Basic and diluted net loss per share:
  Loss from continuing operations          $     (0.03)  $     (0.74)
  Loss from discontinued operations                 --         (1.45)
                                           ------------ -------------

   Basic and diluted net loss per share         $(0.03)       $(2.19)
                                           ============ =============

Weighted average common shares
 outstanding                                44,650,759    45,203,182
                                           ============ =============

    CONTACT: iBasis, Inc.
             Richard Tennant, 781-505-7409
             ir@ibasis.net